Exhibit 23.4

To the Board of Directors of
Vale S.A. (“Vale”)
Ladies and Gentlemen:
Echelon Mining Services, formerly known as MB Mining Consultants, hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Vale’s Annual Report on Form 20-F for the year ended December 31, 2009, in which Mark Bowater is named as having prepared Vale’s coal reserve estimate.
Yours sincerely,
/s/ Mark Bowater

Mark Bowater
Director
www.echelonmining.com